Exhibit 21

TREDEGAR CORPORATION Virginia

Name of Subsidiary	Jurisdiction of Incorporation

AUS Corporation	Virginia
Bon L Aluminum LLC	Virginia
Bon L Campo Limited Partnership	Texas
Bon L Canada Inc.	Canada
Bon L Holdings Corporation	Virginia
Bon L Manufacturing Company	Pennsylvania
Bon L Manufacturing Company of Virginia	Virginia
The William L. Bonnell Company, Inc.	Georgia
Capital Square Insurance Company	Vermont
El Campo GP, LLC	Virginia
Guangzhou Tredegar Film Products Limited	China
Idlewood Properties, Inc.	Virginia
Molecumetics Institute, Ltd.(1)	Virginia
Molecumetics, Ltd.	Virginia
PROMEA Engineering srl	Italy
TFP Netherlands C.V	Netherlands
Therics, Inc.	Virginia
Tredegar Brazil Industria De Plasticos Ltda	Brazil
Tredegar Development Corporation	Virginia
Tredegar Europe S.a.r.l	Italy
Tredegar Far East Corporation	Virginia
Tredegar Film Products Argentina S.A	Argentina
Tredegar Film Products, B.V	Netherlands
Tredegar Film Products Company Shanghai, Limited	Shanghai
Tredegar Film Products Corporation	Virginia
Tredegar Film Products (Europe), Inc.	Virginia
Tredegar Film Products Italia S.r.l	Italy
Tredegar Film Products (Japan) Ltd.	Virginia
Tredegar Film Products Kft	Hungary
Tredegar Film Products - Lake Zurich, LLC	Virginia
Tredegar Film Products (Latin America), Inc.	Virginia
Tredegar Film Products (U.S.) LLC	Virginia
Tredegar Films Development, Inc.	Virginia
Tredegar Foreign Sales Corporation	U.S. Virgin Islands
Tredegar Performance Films Inc.	Virginia
Tredegar Reserves, Inc.	Virginia
Tredegar Investments Inc.	Virginia

(1) This company is a wholly-owned subsidiary of Molecumetics, Ltd., of which the Company owns 90.5% of the outstanding common stock.